Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 4.8

NEITHER THIS UNSECURED PIK CONVERTIBLE NOTE (THIS “NOTE”) NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR PLEDGED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OR TO PERSONS OUTSIDE OF THE UNITED STATES PURSUANT TO REGULATION S UNDER THE ACT. IN ADDITION, THIS NOTE IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE TRANSACTION AGREEMENTS.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE TREASURER OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD. THE ADDRESS OF THE TREASURER OF THE ISSUER IS UBER TECHNOLOGIES, INC., 1455 MARKET STREET, 4TH FLOOR, SAN FRANCISCO, CALIFORNIA, 94103, ATTENTION: TREASURER AND GENERAL COUNSEL.

FORM OF UNSECURED PIK CONVERTIBLE NOTE

Original Principal Amount: US$[ ]	Issuance Date: [ ]

FOR VALUE RECEIVED, Uber Technologies, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay [                    ] or its registered assigns (the “Holder”, and together with holders of all other Notes (as defined below), the “Holders”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment of PIK Interest (as defined below), or (ii) reduced pursuant to any conversion effected in accordance with the terms hereof or otherwise (the balance of such amount from time to time being the “Outstanding Principal Balance”) when due, whether upon the Maturity Date, acceleration, or otherwise (in each case in accordance with the terms hereof). This Unsecured PIK Convertible Note (including all Unsecured PIK Convertible Notes issued in exchange, transfer or replacement hereof) (the “Note” and, together with all other Unsecured PIK Convertible Notes issued pursuant to the Purchase Agreement (as defined herein), collectively, the “Notes”), is issued pursuant to the Purchase Agreement on the Issuance Date. Certain capitalized terms used herein are defined in Section 22. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

1.    PAYMENTS OF PRINCIPAL.

(a)    The entire Note Obligations Amount shall be due and payable on the Maturity Date; provided, that the Issuer’s obligation to pay the aforesaid amounts are subject to Section 5 hereof.

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(b)    The “Maturity Date” shall be June 12, 2022.

(c)    Except as specifically permitted in Sections 3(a)(ii) and 4(b)(ii) of this Note (and subject to Section 6(c) of this Note), the Issuer may not voluntarily prepay or redeem the Note.

2.    INTEREST; INTEREST RATE.

(a)    During the term of this Note, Interest shall accrue on the Outstanding Principal Balance of this Note at an annual interest rate of 2.5%, commencing on the Issuance Date, compounded semi-annually on each December 12 and June 12, commencing December 12, 2015 (each, an “Interest Payment Due Date”). Interest shall be payable by increasing the principal amount of this Note (with such increased amount accruing Interest as well) on each Interest Payment Due Date (“PIK Interest”).

(b)    On each Interest Payment Due Date, the Issuer shall make a record on its books of the additional increase in the principal amount of this Note due to the accrual of PIK Interest.

(c)    Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Issuer regarding registration and transfers of Notes. All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

3.    CERTAIN EVENTS.

(a)    IPO.

(i)    IPO Notice. No later than the earlier of (a) the fifth (5th) Business Day after the IPO Filing Date, and (b) the twentieth (20th) day prior to the anticipated commencement of a bona fide roadshow for an IPO, the Issuer shall provide the Requisite Holders with a written notice of such IPO Filing Date (the “IPO Notice”). The IPO Notice shall include the expected material terms (including the then-expected range of the price per share) and a bona fide estimate of the anticipated size of the IPO (it being understood that the actual terms and size of the IPO may differ from such expected material terms and bona fide estimate), an indication as to whether or not the Issuer expects such IPO to be a Qualified IPO, and the date by which the Holder must make any election to convert the Notes pursuant to this Section 3(a) (the “IPO Election Deadline Date”), which shall be no earlier than ten (10) days in advance of the anticipated commencement of a bona fide roadshow for such IPO. The date of the anticipated commencement of the roadshow will be determined in good faith by the Issuer. The Requisite Holders will be required to make any applicable election (an “IPO Conversion Election”) to convert the Note in writing by notice to the Issuer no later than the IPO Election Deadline Date; provided, that any conversion election may be conditional on an IPO constituting a Qualified IPO or a Non-Qualified

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

IPO, as stated by the Requisite Holders in such election; provided, further, that, if no IPO Conversion Election notice is delivered to the Issuer five (5) days prior to the IPO Election Deadline Date, the Issuer shall deliver a written notice to the Requisite Holders of the failure to receive the IPO Conversion Election as of such date. Any such election to convert the Notes in connection with an IPO shall be irrevocable once delivered to the Issuer. If the Requisite Holders do not timely deliver an IPO Conversion Election on or prior to the IPO Election Deadline Date, thereafter the Holders shall not have the right to make a Maturity Conversion Election pursuant to Section 5(a).

(ii)    Qualified IPO. In the event of a Qualified IPO, but subject to the closing of such Qualified IPO, if the Requisite Holders timely deliver an IPO Conversion Election as set forth in Section 3(a)(i), the outstanding Note Obligations Amount shall convert in full on the closing date of such Qualified IPO into a number of IPO Securities equal to (x) the outstanding Note Obligations Amount on such closing date, divided by (y) the applicable IPO Conversion Price.

If the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(a)(i) in connection with a Qualified IPO, the Issuer, in its sole discretion, shall be entitled to exercise the Redemption Option in accordance with Section 6(c)(i).

If (x) the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(a)(i) and (y) the Issuer does not exercise the Redemption Option in accordance with Section 6(c)(i), the Note shall remain in full force and effect and the Note Obligations Amount shall remain outstanding.

(iii)    Non-Qualified IPO. In the event of a Non-Qualified IPO, but subject to the closing of such Non-Qualified IPO, if the Requisite Holders timely deliver an IPO Conversion Election as set forth in Section 3(a)(i), the outstanding Note Obligations Amount shall convert in full on the closing date of such Non- Qualified IPO into a number of IPO Securities equal to (a) the outstanding Note Obligations Amount on such closing date, divided by (b) the applicable IPO Conversion Price.

If the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(a)(i), the Note Obligations Amount shall remain outstanding and, for the avoidance of doubt, the Issuer shall not be entitled to exercise the Redemption Option.

(iv)    Lock-Up. In the event this Note is converted into IPO Securities in accordance with Sections 3(a)(ii) or 3(a)(iii) or Last Qualified Round Equivalent Securities in accordance with Section 5(a), upon request of the Issuer or the underwriters managing such IPO or any initial public offering of the Company’s securities following conversion of this Note into Last Qualified Round Equivalent Securities in accordance with Section 5(a), the Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

otherwise dispose of any securities of the Issuer (including the IPO Securities, Last Qualified Round Equivalent Securities or any shares of common stock of the Issuer into which such Last Qualified Round Equivalent Securities convert, as applicable) or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, held immediately prior to the effectiveness of the registration statement for such offering (other than those included in the registration) without the prior written consent of the Issuer or such underwriters, as the case may be, for a period not to exceed 180 days (or such other period as may be requested by the Issuer or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, but in no event shall such period of time exceed 34 days after the expiration of the 180-day period) from the effective date of such registration as may be requested by the Issuer or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the IPO. The foregoing provisions of this Section 3(a)(iv) shall apply only to the Issuer’s initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or shares purchased by the Holder in open market transactions following the IPO or any initial public offering of the Company’s securities following conversion of this Note into Last Qualified Round Equivalent Securities in accordance with Section 5(a), and shall only be applicable to the Holder if all officers, directors and greater than 1% stockholders of the Issuer enter into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Issuer or the underwriters shall apply to the Holder subject to such agreements pro rata based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to shares of common stock of the Issuer with a value of up to $100,000 for any one individual, provided, that in the aggregate, this discretionary waiver or termination may not be used to allow the sale of shares of common stock of the Issuer, in the aggregate for all individuals, representing more than 3% of the sum of (x) the shares subject to this lock-up provision and (y) the shares subject to all other lock-up provisions and agreements. The underwriters in connection with the initial public offering of equity securities are intended third-party beneficiaries of this Section 3(a)(iv) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(b) Non-IPO	Liquidity Event.

(i)    No later than the third (3rd) Business Day after the first public filing date of any registration statement for any class or series of the Issuer’s Common Equity (other than in connection with an IPO) in connection with which the Issuer expects to register such Common Equity under Section 12(b) of the Exchange Act, the Issuer shall provide the Holder with a written notice of such

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

filing date (the “Non-IPO Liquidity Event Notice”). The Non-IPO Liquidity Event Notice shall specify the Principal Market or other recognized securities exchange (a “Market”) on which such Common Equity is expected to be listed or admitted for trading, and the anticipated commencement of trading in such Common Equity on such Market (the “First Trading Day”). The date of the anticipated First Trading Day will be determined in good faith by the Issuer.

(ii)    Upon the occurrence of a Non-IPO Liquidity Event, at the option of the Requisite Holders, which shall be exercised by written notice to the Issuer no later than the anticipated First Trading Day (such written notice, a “Non-IPO Liquidity Event Conversion Notice”), the outstanding Note Obligations Amount will convert in full on the date that is twenty three (23) Trading Days after the First Trading Day into a number of the applicable class or series of Common Equity equal to (i) the Note Obligations Amount on such conversion date, divided by (ii) the product of (a) the average of the VWAP of such class or series of Common Equity during each Trading Day during the twenty (20) Trading Day period beginning on the First Trading Day (such average, the “Non-IPO Liquidity Event Conversion Price”), multiplied by (b) one minus the then applicable Discount Rate.

(iii)    If the Requisite Holders do not timely deliver a Non-IPO Liquidity Event Conversion Notice as set forth in Section 3(b)(ii), the Note Obligations Amount shall remain outstanding (and, for the avoidance of doubt, the Issuer shall not be entitled to exercise the Redemption Option).

4.    CHANGE OF CONTROL.

(a)    The Issuer shall deliver to the Requisite Holders a Change of Control Notice no less than thirty (30) days prior to any anticipated Change of Control Effective Date, if, pursuant to such anticipated Change of Control, the Successor Issuer or Surviving Person (or parent company thereof), as applicable, will be a Public Issuer (a “Public Issuer Change of Control”); provided, that if the Issuer does not have thirty (30) days prior knowledge of such Public Issuer Change of Control, it shall provide a Change of Control Notice as soon as practicable after obtaining knowledge thereof (but in no event later than the twentieth (20th) day prior to the anticipated effective date of such Public Issuer Change of Control). The Requisite Holders will be required to make any applicable election (a “Change of Control Election”) with respect to the Notes in writing by notice to the Issuer no later than the tenth (10th) day after delivery of the applicable Change of Control Notice (such day, as applicable, the “Change of Control Election Deadline”). Following delivery of such Change of Control Notice, the Issuer shall provide the Requisite Holders with such information regarding the terms of such Public Issuer Change of Control as they may reasonably request, subject to any restrictions on the Issuer pursuant to any applicable confidentiality agreement. Any such election to convert the Notes in connection with a Public Issuer Change of Control shall be irrevocable once delivered to the Issuer.

(b)    Subject to the closing of such Public Issuer Change of Control,

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(i)    if the Requisite Holders timely deliver a Change of Control Election as set forth in Section 4(a), the Note Obligations Amount shall automatically convert on the Change of Control Effective Date into an amount of shares of the Public Issuer Publicly Traded Shares of such Public Issuer (and/or cash and/or other property as determined in accordance with Section 4(c) below) equal to the Change of Control Public Issuer Conversion Amount, or

(ii)    if the Requisite Holders do not timely deliver a Change of Control Election as provided in Section 4(a) in connection with a Public Issuer Change of Control, the Issuer, in its sole discretion shall be entitled to exercise the Redemption Option in accordance with Section 6(c); provided, that if the Issuer does not exercise the Redemption Option in accordance with Section 6(c), the Note shall remain in full force and effect and the Note Obligations Amount shall remain outstanding.

(c)    In the case of Section 4(b)(i), in a Public Issuer Change of Control transaction in which common stock of the Issuer is converted into any two or more of (x) Public Issuer Publicly Traded Shares, (y) cash and/or (z) property other than cash (which shall be valued at such property’s fair market value as reasonably determined in good faith by the Issuer’s board of directors or a committee thereof), the Holder shall be paid in part cash, part property other than cash and part Public Issuer Publicly Traded Shares, in each case, with the percentage of cash and/or property other than cash of the Change of Control Public Issuer Conversion Amount being determined on a proportionate basis determined by comparing the aggregate cash and/or property other than cash received by holders of common stock of the Issuer to the aggregate value of Public Issuer Publicly Traded Shares received by holders of common stock of the Issuer, based on the average VWAP for such Public Issuer Publicly Traded Shares for each Trading Day during the five (5) Trading Day period ending the day before the Change of Control Effective Date. The remainder of the Change of Control Public Issuer Conversion Amount will be paid in Public Issuer Publicly Traded Shares in accordance with the definition of Change of Control Public Issuer Conversion Amount.

(d)    If the Change of Control is a not a Public Issuer Change of Control, then (1) the Issuer shall ensure that all obligations under this Note will be assumed by such Private Issuer who is the Successor Issuer or Surviving Person (or the parent company thereof), as applicable, and (2) from and after such Change of Control Effective Date, the term “Issuer” when used in the terms “Equity Round”, “Last Qualified Round”, and “Last Qualified Round Equivalent Securities” shall refer to the Successor Issuer or Surviving Person (or the parent company thereof), as applicable, with respect to any Equity Rounds of the Successor Issuer or Surviving Person (or the parent company thereof), as applicable, occurring after such Change of Control Effective Date; provided, that prior to the occurrence of any subsequent Last Qualified Round of the Successor Issuer or Surviving Person (or the parent company thereof), as applicable, the term “Last Qualified Round Equivalent Securities” shall be deemed to refer to the kind and amount of shares of Capital Stock, other securities or other property or assets that a holder of a share of Last Qualified Round Equivalent Securities received in such Change of Control; provided, further, that notwithstanding the foregoing, the terms of conversion of this Note shall be adjusted as may be necessary to preserve the economic and financial value of this Note to the Issuer and the Holder.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

5.    MATURITY DATE EVENTS.

(a)    If the Requisite Holders deliver in writing by notice to the Issuer a Maturity Conversion Election prior to December 12, 2021, then this Note will be converted on the Maturity Date into an amount of Last Qualified Round Equivalent Securities equal to the Last Qualified Round Equivalent Securities Conversion Amount.

(b)    If the Requisite Holders deliver in writing by notice to the Issuer a Maturity Put Right Election prior to December 12, 2021, the Issuer shall either, in the sole discretion of the Issuer (such election, the “Maturity Put Issuer Election”):

(i)    pay the Holder the entire Maturity Put Cash Amount in full on the Maturity Date in accordance with Section 18(b); or

(ii)    issue to the Holder a note, which shall provide for, amongst other things, the following terms: (1) a maturity date of three years from the date of issuance of such note, (2) an original principal amount equal to the Maturity Put Cash Amount as of the date of issuance of such note, (3) an annual interest rate of 8.0% of the principal outstanding at the beginning of such year, payable annually in cash by the Issuer, subject to prepayment of the note; (4) payment by the Issuer annually until maturity of principal in an amount equal to no less than one-third of the Maturity Put Cash Amount as of the date of issuance of such note, subject to prepayment of the note; (5) substantially similar financial covenants and restrictions on the incurrence of debt, liens, dividends, stock repurchases or investments as set forth in Section 6 of the Note Purchase Agreement, and (6) the ability for the Issuer to prepay such note in full at any time, provided that as of any such date of prepayment of the note in full (such date, the “Prepayment Date”), the Issuer pays to the Holder an amount in cash such that the Holder has received from the Issuer, from the Issuance Date to and including the Prepayment Date, cash payment(s) amounting, in the aggregate, to the Maturity Put Cash Amount as of the Prepayment Date.

The Issuer shall provide written notice to the Holder of the Maturity Put Issuer Election within thirty (30) Business Days of the Issuer’s receipt of the Maturity Put Right Election. In connection with the exercise of the Maturity Put Right Election, the Holder shall deliver, or surrender the Note to a reputable common carrier for delivery, to the Issuer (or provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction) no later than the Business Day immediately preceding the Maturity Date. Prior to (x) paying the Maturity Put Cash Amount or (y) issuing the note pursuant to clause (ii) above, the Holder shall deliver to Purchaser this Note (or indemnification undertakings in lieu thereof). From and after either (1) the payment of the entire Maturity Put Cash Amount or (2) the issuance of the note pursuant to clause (ii) above, this Note shall cease to be outstanding for any purpose whatsoever. If, in the Maturity Put Issuer Election, the Issuer elects to issue a note to the Holder pursuant to clause (ii) above, then the Issuer and the Requisite Holders shall negotiate commercially reasonable terms of such note in good faith and shall agree on the terms of such note (which shall be consistent with the terms of Section 5(b)(ii) and shall otherwise be commercially reasonable) as promptly as practicable, but within ten (10) Business Days, after the delivery of the Maturity Put Issuer Election.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(c)    Notwithstanding any of the foregoing Sections 5(a) or 5(b), if an IPO, Non-IPO Liquidity Event or Change of Control occurs during the six months prior to the Maturity Date, then the Holder shall retain the rights in Sections 3 and 4 of this Note with respect to such IPO, Change of Control, or Non-IPO Liquidity Event, as applicable.

(d)    Notwithstanding anything in this Note to the contrary, if at (or within thirty (30) days prior to) the Maturity Date, there exists a Material Financial Market Disruption, then (x) the Issuer shall have a one-time option to extend the Maturity Date for up to one (1) year (which such extended Maturity Date shall be deemed to be the “Maturity Date” for all purposes under this Note), which option may be elected by written notice to the Holder on or prior to the Maturity Date, and (y) the Requisite Holders shall have a one-time option to withdraw any prior elections pursuant to Section 5(a) or Section 5(b) until the next applicable notice date prior to the Maturity Date (including any Maturity Date extended pursuant to Section 5(d)(x)); provided, however, that, for the avoidance of doubt, during the term of this Note, the Issuer may elect to pursue the actions related to clause (x) above one time and the Requisite Holders may elect to pursue the actions related to clause (y) above one time, regardless of the number of occurrences of a Material Financial Market Disruption.

(e)    Notwithstanding anything in this Note to the contrary, if and only if (i) the Issuer or a Subsidiary issues any Alternative Note(s), and (ii) in connection with a default on such Alternative Note(s) or upon the maturity date(s) (or within sixty (60) days prior to the maturity date(s) of such Alternative Note(s)), the Issuer or a Subsidiary becomes required to pay the holder(s) of such Alternative Note(s) an amount in cash greater than the Alternative Note Minimum Cash Payment, then (x) the Issuer shall give the Requisite Holders prompt written notice of the potential occurrence of such required Alternative Note Minimum Cash Payment (such written notice shall be delivered, to the extent practicable, at least thirty (30) days) prior to the potential occurrence of such required Alternative Note Minimum Cash Payment, and to the extent not practicable, as soon as practicable thereafter), (y) the Requisite Holders will have thirty (30) days after receiving notice of the potential occurrence of the Alternative Note Minimum Cash Payment to deliver in writing by notice to the Issuer an Alternative Note Maturity Put Right Election and (z) if the Requisite Holders timely deliver an Alternative Note Maturity Put Right Election, the Issuer shall pay the Holder the entire Alternative Note Maturity Put Cash Amount in full within thirty (30) days of the date of receipt by the Issuer of such Alternative Note Maturity Put Right Election in accordance with Section 18(b); provided, that if the Requisite Holders deliver an Alternative Note Maturity Put Right Election prior to the payment by the Issuer of the Alternative Note Minimum Cash Payment, the payment of the Alternative Note Maturity Put Cash Amount shall be paid on the same day as the Alternative Note Minimum Cash Payment, and such payment shall be pari passu with, the Alternative Note Minimum Cash Payment. Notwithstanding the foregoing, if after the delivery by the Issuer of the written notice of the potential occurrence of an Alternative Note Minimum Cash Payment, the Issuer or a Subsidiary, as applicable, does not pay the Alternative Note Minimum Cash Payment (as a result of a refinancing, cure of default, waiver, amendment of terms, extension of the maturity date or otherwise), then (A) the Issuer shall not be obligated to pay the Alternative Note Maturity Put Cash Amount regardless of the delivery by the Requisite Holders of an Alternative Note Maturity Put Right Election, and (B) the Requisite Holders shall retain the right

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

to exercise the rights set for in this Section 5(e) in connection with any subsequent Alternative Note Minimum Cash Payment. For the avoidance of doubt, the Requisite Holders shall not have an Alternative Maturity Put Right in the event of a refinancing of such Alternative Note(s). For the further avoidance of doubt, with respect to each particular Alternative Note and subject to clause (B) above, (1) the Issuer shall only be obligated to comply with the terms of this Section 5(e) on one occasion per set of Alternative Notes issued under a single purchase agreement, and the Requisite Holders shall only have one occasion on which to exercise the Alternative Note Maturity Put Right with respect to each such set of Alternative Notes, and (2) if the Requisite Holders do not timely deliver an Alternative Note Maturity Put Right Election in accordance with this Section 5(e), then this Note shall remain outstanding.

(f)    For the avoidance of doubt, if the Requisite Holders fail to timely deliver a Maturity Conversion Election in accordance with Section 5(a) or a Maturity Put Right Election in accordance with Section 5(b), then the Note Obligations Amount shall be due and payable by the Issuer on the Maturity Date in accordance with Section 1(a).

6.    CONVERSION AND REDEMPTION PROCEDURES.

(a)    Conversion Right. Upon any Conversion Event, the outstanding Note Obligations Amount being converted shall be converted into fully paid and nonassessable shares of the Conversion Security, pursuant to the relevant terms set forth herein applicable to such Conversion Event. If the issuance of the Conversion Security would result in the issuance of a fractional share of the Conversion Security, the Issuer shall pay cash in lieu of such fractional share in an amount equal to the portion of the Note Obligation Amount otherwise represented by such fractional share. The Issuer shall pay any and all U.S. federal and state transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of the Conversion Security upon conversion of any Conversion Amount (provided, that the failure of the Issuer to pay any such transfer, stamp and similar tax shall not delay or have any impact on the Issuer’s issuance of such Conversion Security); provided, that the Issuer shall not be required to pay any tax that may be payable in respect of any issuance of the Conversion Security to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Conversion Security or as a result of such conversion and the Issuer shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Issuer the amount of any such transfer, stamp and similar tax or has established, to the satisfaction of the Issuer, that such transfer, stamp and similar tax has been paid or is not payable.

(b)    Mechanics of Conversion.

(i)    To exercise any of their conversion rights under this Note, (A) the Requisite Holders shall transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., San Francisco Time, on or prior to the applicable Conversion Notice Date as set forth in the table below, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Issuer and (B) the Holder shall surrender this Note to a reputable common carrier for delivery to the Issuer (or shall provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction) on or prior to the applicable conversion date (“Conversion Date”) as set forth in the table below:

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Conversion Event	Conversion Notice Date	Conversion Date	Applicable Section of the Note
IPO	IPO Election Deadline Date	Closing date of the IPO	Section 3(a)
Non-IPO Liquidity Event	Anticipated First Trading Day	23rd Trading Day after Non-IPO Liquidity Event	Section 3(b)
Change of Control	Change of Control Election Deadline	Change of Control Effective Date	Section 4(a)
Maturity Date	Sixty months prior to the Maturity Date	Maturity Date	Section 5(a)

(ii)    The Person or Persons entitled to receive the shares of the Conversion Security issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of the Conversion Security on the Conversion Date, and from and after such conversion, this Note shall cease to be outstanding for any purpose whatsoever. Upon conversion of this Note, the Issuer shall use commercially reasonable effort to deliver shares of Conversion Securities to such Person or Persons within five (5) Business Days of the applicable Conversion Date.

(iii)    If the Conversion Securities are not available for issuance for any reason at any of the Conversion Dates set forth in this Note, then the period during which conversion may occur shall be extended until ten (10) Business Days after the date on which the Conversion Securities become available.

(c)    Mechanics of Redemption of the Notes. The following procedures shall apply to the Issuer’s exercise of the Redemption Option.

(i)    In the event the Requisite Holders do not timely deliver an IPO Conversion Election as set forth in Section 3(a)(i) in connection with a Qualified IPO, the Issuer may select the Redemption Option and the Redemption Date by delivering to the Holder written notice (a “Redemption Notice”) thereof to the Requisite Holders no later than fifteen (15) days after the closing date of the Qualified IPO.

(ii)    In the event the Requisite Holders do not timely deliver a Change of Control Election as set forth in Section 4(a) in connection with a Public Issuer Change of Control, the Issuer may select the Redemption Option and the Redemption Date by delivering a Redemption Notice thereof to the Requisite Holders no later than fifteen (15) days after the Change of Control Effective Date.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(iii)    The Issuer may elect, in its sole discretion, to either (x) pay the entire Note Obligations Amount as of the closing date of the Qualified IPO or Change of Control Effective Date, as applicable (the “Redemption Cash Amount”) on the Redemption Date or (y) pay the Redemption Cash Amount over a period of up to three (3) years from the date of delivery of the Redemption Notice (such period, the “Redemption Period”) in up to thirty six (36) installments, subject to the proviso in the next sentence, pursuant to a schedule and in any amounts as determined by the Issuer in its sole discretion (each installment, a “Redemption Tranche”). The timing and amounts of each Redemption Tranche may be adjusted by the Issuer during the Redemption Period in its sole discretion; provided, that (a) an amount equal to at least one-third of the Redemption Cash Amount has been paid by the Issuer to the Holder by the one (1) year anniversary of the date of delivery of the Redemption Notice; (b) an amount equal to at least two-thirds of the Redemption Cash Amount has been paid by the Issuer to the Holder by the two (2) year anniversary of the date of delivery of the Redemption Notice; and (c) on or prior to the three (3) year anniversary of the date of delivery of the Redemption Notice, the Holder shall have received one or more Redemption Tranches equal to, in the aggregate, (1) the Redemption Cash Amount plus (2) any such additional amount such that, upon payment by the Issuer to the Holder of the last Redemption Tranche, the Holder shall have received cash payments pursuant to the Redemption Option in such aggregate amount that results in an IRR of 2.5% as of the date that such last Redemption Tranche is paid (such additional amount, if applicable, the “Redemption IRR Amount”). The Issuer’s election pursuant to this Section 6(c)(iii) shall be contained in the Redemption Notice and shall be irrevocable. For purposes of this Note, if the Issuer elects clause (y) pursuant to the first sentence of this Section 6(c)(iii), the date of payment of the first Redemption Tranche shall be the Redemption Date.

(iv)    In connection with the exercise of any Redemption Option, the Holder shall surrender the Note to a reputable common carrier for delivery to the Issuer (or provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction) no later than the Business Day immediately preceding the applicable Redemption Date.

(v)    Subject to clause (y) of Section 6(c)(iii), on the Redemption Date (or, if later, on the Business Day following receipt by the Issuer of this Note or an indemnification undertaking), the Issuer shall pay the Holder the entire Redemption Cash Amount. Prior to paying all or any portion of the Redemption Cash Amount and any Redemption IRR Amount, the Holder shall deliver to Purchaser this Note (or indemnification undertakings in lieu thereof); provided, that if only a portion of the Redemption Cash Amount is paid on the Redemption Date, then the Note shall be held in escrow until all of the Redemption Cash Amount and any Redemption IRR Amount is paid. From and after payment of the entire Redemption Cash Amount and any Redemption IRR Amount, if applicable, this Note shall cease to be outstanding for any purpose whatsoever.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

7.    DEFAULT. This Note shall be subject to the Event of Default provisions set forth in Section 6.3 of the Purchase Agreement.

8.    REMEDIES. On the occurrence of an Event of Default that has not been timely cured as provided in the Purchase Agreement:

(a)    Acceleration of Note. The Requisite Holders may, at such Requisite Holders’ option, declare all sums due to the Holders of the Notes pursuant to the Notes to be immediately due and payable, whereupon the same will become forthwith due and payable and the Requisite Holders will be entitled to proceed to selectively and successively enforce the Holder’s rights under the Purchase Agreement or any other instruments delivered to the Holder in connection with the Purchase Agreement (including any Notes); provided, however, that the occurrence of any Event of Default of the type specified in Section 6.3(d)(iii) or (iv) of the Purchase Agreement shall cause the aggregate Note Obligations Amounts to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer.

(b)    Waiver of Default. The Holders shall, upon execution of an instrument or instruments in writing signed by the Requisite Holders, waive (and shall be deemed to have waived) any Event of Default which has occurred together with any of the consequences of such Event of Default and, in such event, the Holders and the Issuer will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will, for all purposes of this Note with respect to the Holder, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

(c)    Cumulative Remedies. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

9.    RESERVATION OF AUTHORIZED SHARES. So long as any of the Notes are outstanding, the Issuer shall, on or prior to the date of conversion of any Notes, take all action necessary, including amending the Charter, to reserve the requisite number of shares of its authorized and unissued capital stock (including with respect to the creation of any new Capital Stock of the Issuer subsequent to the Issuance Date), solely for the purpose of effecting the conversion of this Note, such that the number of shares of Conversion Security shall be duly and validly reserved and available for issuance at the time of the conversion of this Note, and upon issuance in accordance with the terms of this Note, the Conversion Securities will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Note, the Purchase Agreement, the Charter, the Bylaws or one or more of the Transaction Agreements, applicable federal and state securities Laws or liens or encumbrances created by or imposed by the Purchasers.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

10.    VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by New York law and as expressly provided in this Note.

11.    VOTE TO CHANGE THE TERMS OF NOTES. This Note, and any of the terms and provisions hereof, may be amended from time to time with (and only with) the written consent of the Requisite Holders and the Issuer. The Requisite Holders may waive compliance by the Issuer with any of the terms hereof. Any amendment or waiver to which the Requisite Holders have consented in writing shall be binding upon all Holders of all Notes.

12.    TRANSFER AND RELATED PROVISIONS.

(a)    Except as provided in Section 7.3 of the Purchase Agreement, this Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer. This Note and the Conversion Securities upon conversion of this Note (other than any conversion in connection with an IPO, in which case the Conversion Securities shall be subject to the lock-up provisions in Section 3(a)(iv) and in any Side Letter to which the Holder is party) shall be subject to the transfer restrictions set forth in the Purchase Agreement and any Side Letter to which the Holder is party. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends on this Note.

(b)    The Issuer shall maintain and keep updated a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Outstanding Principal Balance of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by a Holder and the physical surrender of this Note to the Issuer, the Issuer shall record the information contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the designated assignee or transferee pursuant to Section 13.

13.    REISSUANCE OF THIS NOTE.

(a)    Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the Outstanding Principal Balance of the Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of the Note held by the Holder is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the Outstanding Principal Balance of the Note not being transferred. The Holder and any transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 13(d) following conversion or redemption of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b)    Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the Outstanding Principal Balance.

(c)    Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes (in accordance with Section 13(d)) representing in the aggregate the Outstanding Principal Balance of this Note, and each such new Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender.

(d)    Issuance of New Notes. Whenever the Issuer is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the remaining Outstanding Principal Balance (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other new Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall represent accrued and unpaid Interest on the Outstanding Principal Balance of this Note, if any, from the Issuance Date; and (vi) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such new Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 13(b), as the case may be.

14.    REMEDIES. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

15.    CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Issuer and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

16.    FAILURE OR INDULGENCE NOT WAIVER. The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note or the Purchase Agreement unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

17.    DISPUTE RESOLUTION. If the Requisite Holders dispute the Issuer’s determination of the VWAP pursuant this Note, any adjustment to the terms of conversion of the Note effected by the Issuer pursuant to Section 3(b)(ii), Section 4(b)(i) or Section 4(c) or any arithmetic or other calculations by the Issuer under this Note, including, without limitation, any calculation of IRR, the Requisite Holders shall submit to the Issuer their determination or calculations thereof. If the Requisite Holders and the Issuer are unable to agree upon such determination, adjustment or calculation within five (5) Business Days of the submission by the Requisite Holders, then the Issuer shall, within five (5) Business Days thereafter submit (a) the disputed determination of the VWAP, the disputed adjustment to the terms of conversion of the Note effected pursuant to Section 3(b)(ii), Section 4(b)(i) or Section 4(c) hereof, as the case may be, to an independent, reputable investment bank (which is ranked in the top twenty (20) investment banks nationally, by revenue) selected by the Issuer and approved by the Requisite Holders, or (b) the disputed arithmetic or other calculation by the Issuer under this Note to the Issuer’s independent, outside accountant, or if such accountant is unwilling, an accountant reasonably satisfactory to the parties (which is ranked in the top twenty (20) accounting firms nationally, by revenue). The Issuer shall cause such investment bank or accountant, as the case may be, to perform the determination, adjustment or calculation, as the case may be, and notify the Issuer and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determination, adjustment or calculation, as the case may be. The Issuer shall pay the costs and expense of such investment bank or accountant, as applicable, unless determination, adjustment or calculation of such investment bank or accountant is mathematically closer to the Issuer’s determination, adjustment or calculation than the determination, adjustment or calculation submitted by the Requisite Holders, in which case, the costs and expenses of such investment bank or accountant shall be paid by the Requisite Holders. Such investment bank’s or accountant’s determination, adjustment or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

18.    NOTICES AND PAYMENTS.

(a)    Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.5 of the Purchase Agreement.

(b)    Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds by providing the Issuer with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. All payments to be made by the Issuer under this Note to any “United States person” as defined in Section 7701(a)(30) of the Code (who has timely provided a properly completed and valid Internal Revenue Service Form W-9), shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes. All payments to be made by the

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Issuer under this Note to any person other than a United States person (a “non-United States person”) (who has timely provided, on behalf of itself and/or its beneficial owners, as applicable, a properly completed and valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E and such other information as is required to certify such person’s compliance with Sections 1471 through 1474 of the Code) shall be paid free and clear of and without any deduction or withholding for or on account of, any and all taxes, unless such deduction or withholding is required by law, in which case Issuer shall withhold such taxes and such withheld amounts shall be treated as paid to the Holder to extent they are remitted to the appropriate taxing authority, and no additional amounts shall be required to be made by the Issuer to such non-United States person with respect to such taxes deducted or withheld. In the event that a taxing authority retroactively determines that a payment made by Issuer under this Note to a non-United States person should have been subject to withholding (or to additional withholding) for taxes, and the Issuer remits such withholding tax to the taxing authority, the Issuer will have the right to offset such amount (including interest and penalties that may be imposed thereon) against future payment obligations of the Issuer to such non-United States person under this Note. The Company agrees to keep any tax forms or certifications provided by Holder pursuant to this Section 18(b) or Section 7.1 of the Note Purchase Agreement confidential, except as the Company reasonably determines in good faith to be necessary to comply with applicable law.

19.    WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

20.    GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Issuer hereby submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in New York City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

21.    TAX TREATMENT. Except as otherwise required by a governing federal, state or local tax authority, the Issuer and the Holder hereby agree that they shall treat this Note as a convertible debt instrument that is not subject to the application of the rules of Treasury Regulation Section 1.1275-4. The Issuer and the Holder hereby agree to treat (i) the Note as issued with original issue discount for U.S. federal income tax purposes, and (ii) except as otherwise required by a governing federal, state or local tax authority, (x) the issue price of the Note as the Original Principal Amount, (y) except as subsequently redetermined pursuant to Treasury Regulation Section 1.1272-1(c)(6), the yield on the Note as 2.5% per annum and the deemed maturity date of this Note as the Maturity Date, and (z) payments of interest to the extent of such 2.5% fixed yield as “portfolio interest” under Sections 871(h) and 881(c) of the Code, provided that the beneficial owner of such Note is not a “United States person” as defined in Section 7701(a)(30) of the Code, provides the appropriate IRS Form W-8 in accordance with Section 7.1(a) of the Note Purchase Agreement, and that the beneficial owner is not a 10-percent shareholder of the Company, a controlled foreign corporation to which the Company is related, or a bank extending credit to the Company in the ordinary course of its trade or business. The Company agrees to provide upon request information as is reasonably necessary for the Holder to determine whether it is a 10-percent shareholder of the Company. The Issuer and the Holder agree to file all tax returns in accordance with such treatment, and not to take any position inconsistent with such treatment in any tax return, refund claim, or other tax filing except as otherwise required by a governing federal, state or local tax authority. If the Note has neither been the subject of a Conversion Event nor repaid in full prior to the Maturity Date, or if the Issuer does not exercise the Redemption Option when applicable under this Note, then notwithstanding the foregoing, the yield and deemed maturity date shall be recalculated pursuant to the rules of Treasury Regulation Section 1.1272-1(c)(6) by Issuer in its reasonable discretion.

22.    NO FIDUCIARY DUTY. Each of the Holders and their Affiliates may have interests, economic or otherwise, that conflict with those of the other Holders, their equityholders and/or their Affiliates. Notwithstanding the fact that the consent of [                    ] is required for the taking of any action hereunder, each Holder agrees that nothing in the Transaction Agreements or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between [                    ] , its equityholders or its Affiliates, on the one hand, and any other Holder, its equityholders or its Affiliates, on the other. Each Holder acknowledges and agrees that (i) none of [                    ] , its stockholders or its Affiliates have assumed an advisory or fiduciary responsibility in favor of any other Holder, its equityholders or its Affiliates with respect to the Transactions contemplated hereby or under any of the Transaction Agreements (or the exercise of rights or remedies with respect hereto or thereto) or the process leading thereto (irrespective of whether [                    ], its stockholders or its Affiliates have advised, are currently advising or will advise any other Holder, its stockholders or its Affiliates on other matters) or any other obligation to any other Holder and (ii) [                    ] shall have no duty to consult with, provide notice to, seek the approval or consent of, or take into account the interest of any other Holder in connection with any transactions contemplated by the Transaction Agreements or its actions or omissions to act or otherwise under the Transaction Agreements. [                    ] shall not be liable to any other Holder for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise under the Transaction Agreements. In no event shall [                    ] be liable to the other Holder or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising out of its actions or omissions to act.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

23.    CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)    “Alternative Note” means any debt instrument of the Issuer or any Subsidiary that is issued after the Issuance Date and is convertible into Capital Stock of the Issuer; provided, that, any Notes issued by the Issuer pursuant to the Purchase Agreement shall not be considered Alternative Notes even if such Notes are issued after the Issuance Date.

(b)    “Alternative Note Maturity Put Right” means the right, but not the obligation, of the Holder to cause the Issuer, subject to the provisions of Section 5(e), to repurchase the Note in its entirety for an aggregate amount in cash equaling (1) the Original Principal Amount plus (2) any such additional amount such that, upon payment by the Issuer to the Holder of such amount plus the Original Principal Amount, the Holder shall have received cash payments pursuant to the Alternative Note Maturity Put Right in such aggregate amount that results in an IRR of 8.0% as of the date that the Issuer repays such amount in full (such amount, the “Alternative Note Maturity Put Cash Amount”).

(c)    “Alternative Note Maturity Put Right Election” means an election by the Requisite Holders to exercise the Alternative Note Maturity Put Right.

(d)    “Alternative Note Minimum Cash Payment” shall mean the outstanding principal amount under any Alternative Note(s), as determined individually or in the aggregate, equal to the sum of (i) $500,000,000 plus (ii) (A) $1,700,000,000 minus (B) the aggregate principal amount of all Notes issued to Hillhouse and its Affiliates pursuant to the Purchase Agreement.

(e)    “Bloomberg” means Bloomberg Financial Markets.

(f)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to remain closed.

(g)    “Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity at a non-fixed conversion price and excluding any non-convertible preferred stock.

(a)    “Change of Control” means any of the following events or series of related events: (i) the sale, lease, exchange, license or other transfer of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption by the stockholders of the Issuer of a plan the consummation of which would result in the liquidation or dissolution of the Issuer; (iii) the transfer, directly or indirectly, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the fully diluted equity interests in the Issuer (but excluding for the purposes of the calculation of the fully diluted equity interests in the Issuer, any shares of the Conversion Security that would be issued on

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

conversion of the Notes); or (iv) any merger, or other similar transaction to which the Issuer is a party as a result of which the shareholders of the Issuer immediately prior to such transaction beneficially own less than 50% of the aggregate voting power of the fully diluted equity interests in the Surviving Person (or, if the common stock of the Issuer is exchanged for or otherwise converted into Common Equity of another Person in such transaction, the Successor Issuer) (but excluding for the purposes of the calculation of the fully diluted equity interests in the Issuer, any shares of the Conversion Security that would be issued on conversion of the then Outstanding Principal Balance of issued Notes and any accrued and unpaid Interest thereon). Notwithstanding the foregoing, (A) a bona fide equity financing transaction in which the Issuer is the surviving corporation and the proceeds of such transaction are not being used to repurchase or redeem Capital Stock of the Issuer shall not be deemed to be a Change of Control, and (B) a transaction pursuant to which the Issuer becomes a wholly-owned Subsidiary of a Person with a majority of its shares owned by Persons who, immediately prior to the consummation of such transaction, held a majority of the shares of the Issuer shall not be deemed to be a Change of Control under clause (iii) above, provided that solely in the case of clause (B), the Issuer shall have engaged in good-faith discussions with [_________] prior to such transaction in order to explore avenues to consummate such transaction in a tax-efficient manner for the Holders and the SPV Investors.

(b)    “Change of Control Effective Date” means the date on which a Change of Control occurs.

(c)    “Change of Control Notice” means a notice from the Issuer to the Requisite Holders stating: (i) that a Public Issuer Change of Control is anticipated to occur, (ii) the material financial terms of such Public Issuer Change of Control; and (iii) the anticipated Change of Control Effective Date with respect to such Public Issuer Change of Control.

(d)    “Change of Control Public Issuer Conversion Amount” shall equal (A) the Note Obligations Amount to be converted on the applicable Change of Control Effective Date divided by (B) the product of (x) the Change of Control Public Issuer Conversion Price multiplied by (y) one minus the then applicable Discount Rate.

(e)    “Change of Control Public Issuer Conversion Price” shall equal the average of the VWAP for such Public Issuer Publicly Traded Shares for each Trading Day during the five (5) Trading Day period ending on the Trading Day immediately preceding the Change of Control Effective Date.

(f)    “Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(g)    “Conversion Event” means the conversion of this Note by the Holder upon an IPO in accordance with Section 3(a), a Non-IPO Liquidity Event in accordance with Section 3(b), a Change of Control in accordance with Section 4 or a Maturity Date in accordance with Section 5(a).

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(h)    “Conversion Security” means such security issued by the Issuer upon conversion of this Note pursuant to the terms of conversion set forth herein.

(i)    “Discount Rate”, with respect to any conversion of the Notes, shall be a rate equal to (x) 1 minus (y) (A) 1 divided by (B) (i) 1.115Payout Period Factor divided by (ii) (I) the Outstanding Principal Balance divided by (II) the Original Principal Amount.

(j)    “Equity Round” means any non-public offering of Capital Stock by the Issuer in a transaction or series of related transactions principally for financing purposes in which cash is received by the Issuer and/or debt of the Issuer is cancelled or converted in exchange for Capital Stock of the Issuer (excluding any conversions of the Notes).

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)    “External Investors,” with respect to any Last Qualified Round, investors in such Equity Round that, prior to giving effect to the investment by such investors in such Equity Round, are not executive officers or directors of the Issuer (or affiliates of such executive officers or directors) and own less than two percent (2%) of the Issuer’s Capital Stock, as calculated on a fully-diluted basis.

(m)    “Hillhouse” means Hillhouse UB Note Holdings, L.P., a Cayman Islands exempted limited partnership.

(n)    “Interest” means interest on any Outstanding Principal Balance from time to time, in the manner and at the Interest rates specified in Section 2 hereof.

(o)    “IPO” means a Qualified IPO or a Non-Qualified IPO, as applicable.

(p)    “IPO Conversion Price” means, with respect to an IPO, (x) the public offering price per share of the IPO Securities in the IPO multiplied by (y) one minus the applicable Discount Rate.

(q)    “IPO Filing Date” means the first public filing of a registration statement with the United States Securities and Exchange Commission in connection with an IPO.

(r)    “IPO Security” means, with respect to any IPO, the class of Common Equity offered in connection with such IPO.

(s)    “IRR” means the internal rate of return on the Original Principal Amount such that the net present value as of the Issuance Date of all cash payments to the Holder pursuant to the terms of the Note equals zero. All IRR calculations shall be made using the XIRR function of the most current version of Microsoft Excel as of the date of determination, or a successor or similar program.

(t)    “Issuance Date” means the date the Issuer initially issued Notes pursuant to the terms of the Purchase Agreement.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(u)    “Last Qualified Round” means the last Equity Round that (i) results in gross proceeds to the Issuer of at least $500 million from the sale of Capital Stock and a majority of such gross proceeds result from sales to External Investors, and (ii) closes at least six months prior to the Maturity Date.

(v)    “Last Qualified Round Equivalent Securities” means, at any date, the Capital Stock of the Issuer having the same terms (as nearly as possible), including without limitation, liquidation preference, conversion price, priorities, governance rights, voting rights and protective provisions as the securities issued in the Last Qualified Round.

(w)    “Last Qualified Round Equivalent Securities Conversion Amount” means, at any date, that number of Last Qualified Round Equivalent Securities equal to (A) the Note Obligations Amount to be converted on such date divided by (B) the product of (x) the Last Qualified Round Equivalent Securities Price Per Share (adjusted for any dividends paid in stock, stock splits or stock combinations with respect to the Last Qualified Round Equivalent Securities) multiplied by (y) one minus the then applicable Discount Rate.

(x)    “Last Qualified Round Equivalent Securities Price Per Share” means (i) the price per share of each share of securities issued in the Last Qualified Round multiplied by (ii) 1.05 Last Qualified Round Period Factor.

(y)    “Last Qualified Round Period Factor” shall equal the length of the period (in years, and any fraction thereof) from the initial closing date of the Last Qualified Round to the Maturity Date.

(z)    “Market Disruption Event” means, with respect to any class or series of Common Equity, (a) a failure by the primary U.S. national or regional securities exchange or market on which such Common Equity is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for such Common Equity for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in such Common Equity.

(aa)    “Material Financial Market Disruption” means, at any time, either (1), in the prior 12-month period, the S&P 500 Index declined 20% or more in any consecutive 3- month period, or (2) there exists a material disruption in the financial markets such that the Issuer and the Requisite Holders agree that it is unadvisable for the Issuer, after using commercially reasonable efforts, to raise capital in the U.S. public or private debt or equity markets (a “Lost Market Opportunity”) and such Lost Market Opportunity is unrelated to any adverse change in the business or financial condition of the Issuer.

(bb)    “Maturity Conversion Election” means an election by the Requisite Holders to convert the Note into Last Qualified Round Equivalent Securities in accordance with Section 5(a).

(cc)    “Maturity Put Right” means the right, but not the obligation, of the    Holder to cause the Issuer, subject to the provisions of Section 5(b), to repurchase the Note in its

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Pursuant to 17 C.F.R. Section 200.83

entirety for an aggregate amount in cash equaling (1) the Original Principal Amount plus (2) any such additional amount such that, upon payment by the Issuer to the Holder of such amount plus the Original Principal Amount, the Holder shall have received cash payments pursuant to the Maturity Put Right in such aggregate amount that results in an IRR of 8.0% as of the date that the Issuer repays such amount in full (such amount, the “Maturity Put Cash Amount”).

(dd)    “Maturity Put Right Election” means an election by the Requisite Holders to exercise the Maturity Put Right.

(ee)    “Non-IPO Liquidity Event” means the registration by the Issuer of any class or series of its Common Equity under Section 12(b) of the Exchange Act and the admission for trading or listing of such Common Equity on a Market other than in connection with an IPO.

(ff)    “Non-Qualified IPO” means any underwritten public offering of IPO Securities of the Issuer that does not constitute a Qualified IPO.

(gg)    “Note Obligations Amount” means, as at any time, the then Outstanding Principal Balance together with any accrued, unpaid and non-capitalized Interest (including PIK Interest not already reflected in the Outstanding Principal Balance).

(hh)    “Payout Calculation Date” shall mean, as applicable, (a) the closing date of a Qualified IPO, Non-Qualified IPO, or Change of Control with a Public Issuer, (b) the date of registration by the Issuer of any class or series of its Common Equity under Section 12(b) of the Exchange Act and the admission for trading or listing of such common stock on the NYSE, Nasdaq Stock Market or another recognized securities exchange other than in connection with an IPO, or (c) the Maturity Date.

(ii)    “Payout Period Factor” means an amount equal to the sum of (a) the number of whole years from, and including, the Issuance Date to, but excluding, the Payout Calculation Date, plus (b) the quotient of (i) the number of calendar days from and including the most recent anniversary of the Issuance Date (determined as of the Payout Calculation Date) to, but excluding, the Payout Calculation Date divided by (ii) 365.

(jj)    “Person” means an individual or legal entity, including but not limited to    a corporation, a limited liability Issuer, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(kk)    “Principal Market” means either the New York Stock Exchange or the Nasdaq Stock Market.

(ll)    “Private Issuer” means any Person other than a Public Issuer.

(mm)    “Public Issuer” means a Person whose Common Equity is listed or admitted for trading on a Market.

(nn)    “Public Issuer Publicly Traded Shares” means, in connection with a Public Issuer Change of Control, the Common Equity of the Public Issuer that is the Successor Issuer or Surviving Person (or parent company thereof), as applicable, that is listed on a Market, or if there is more than one such class of Common Equity, the class with the greatest market capitalization.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(oo)    “Purchase Agreement” means that certain Note Purchase Agreement dated as of June 5, 2015, by and among the Issuer and the initial holders of the Notes pursuant to which the Issuer issued the Notes.

(pp)    “Qualified IPO” means a bona fide underwritten public offering of the    IPO Securities (a) in which such stock is listed on a Principal Market, and (b) either (i) is for gross proceeds at least equal to $1 billion, or (ii) that results in the Issuer’s market capitalization as of the closing date of such bona fide underwritten public offering being equal to at least $25 billion.

(qq)    “Redemption Date” means (x) the date within thirty (30) days of the Change of Control Effective Date or the closing date of a Qualified IPO, in each case, selected by the Issuer in accordance with Section 6(c)(i) or 6(c)(ii) or (y) the date of payment of the first Redemption Tranche in accordance with Section 6(c)(iii).

(rr)    “Redemption Option” means, the Issuer, at its sole discretion and election, shall prepay the Note by paying the entire Note Obligations Amount in cash (upon which the Note Obligations Amount shall cease to be outstanding).

(ss)    “Requisite Holders” means, so long as [_________] holds Notes with a principal amount equal to at least seventy-five percent (75%) of the principal amount of all of the Notes purchased by [_________] or its Affiliates (the “Minimum Threshold”), [_________], and, if [_________] no longer holds Notes with a principal amount equal to at least the Minimum Threshold, Holders holding a majority of the aggregate Outstanding Principal Balance of the then outstanding Notes[ issued to the New Purchasers].

(tt)    “Scheduled Trading Day” means, with respect to any class or series of Common Equity, a day that is scheduled to be a Trading Day on the Principal Market or other recognized securities exchange on which such Common Equity is listed or admitted for trading; provided, that if such Common Equity is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

(uu)    “SEC” means the United States Securities and Exchange Commission.

(vv)    “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of the Common Equity thereof is at the time of determination owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ww)    “Successor Issuer” means, in any Change of Control in which the common stock of the Issuer is converted into, or exchanged for, in whole or in part, Common Equity of another Person, the Person who issues such Common Equity.

(xx)    “Surviving Person” means the surviving Person in a merger or consolidation involving the Issuer.

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

(yy)    “Trading Day” means, with respect to any class or series of Common Equity, a day on which (i) there is no Market Disruption Event and (ii) trading in such Common Equity generally occurs on applicable Market or, if such Common Equity is not then listed on the Market, or, if such Common Equity is not then listed on a Market, on the principal other market on which such Common Equity is then traded; provided, that if the Common Equity (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

(zz)    “VWAP” shall mean, with respect to any class or series of Common Equity, the daily dollar volume-weighted average sale price for such Common Equity (x) if trading on a Principal Market, on its Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or (y) if trading on another Market, on such Market on any particular Trading Day during the period beginning at such time as such Market publicly announces is the official open of trading, and ending at such time as such Market publicly announces is the official close of trading) on any particular Trading Day, as reported by Bloomberg (or if transactions on such Market are not reported by Bloomberg, as reported using a customary source for such Market mutually determined by the Issuer and the Requisite Holders); provided, that any accrued dividends payable to the record holders prior to the conversion date shall be deducted from the calculation of the VWAP. If the VWAP cannot be calculated for such security on such date on the foregoing basis, the VWAP of such security on such date shall be the fair market value as mutually determined by the Issuer and the Requisite Holders. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein.

[Signature Page Follows]

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

UBER TECHNOLOGIES, INC.

By:	/s/ Travis Kalanick
Name: Travis Kalanick
Title: Chief Executive Officer

Confidential Treatment Requested by Uber Technologies, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit I

UBER TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Unsecured PIK Convertible Note (the “Note”) issued to the undersigned by Uber Technologies, Inc. (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of the Conversion Security (as defined in the Note) as indicated below, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Type of Conversion Security and number of shares of the Conversion Security to be issued:

Please issue the Conversion Security into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:

(if electronic book entry transfer)